As filed with the Securities and Exchange Commission on November 1, 2005.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Community Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	63-0868361
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

68149 Main Street

Blountsville, AL 35031

(Address, including zip code, of principal executive offices)

COMMUNITY BANCSHARES, INC. 2005 INCENTIVE PLAN

(Full title of the plan)

Copy to:

WILLIAM H. CAUGHRAN Community Bancshares, Inc. 68149 Main Street Blountsville, AL 35031 (205) 429-1000	MICHAEL L. STEVENS Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3424 (404) 881-7970
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.10 par value per share	600,000(1)	$8.25(2)	$4,950,000(2)	$582.62

(1)	Amount to be registered consists of 600,000 shares issuable upon the grant or exercise of awards under the Community Bancshares, Inc. 2005 Incentive Plan (the “Plan”), including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions the Plan.

(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Small-Cap Market on October 31, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Community Bancshares, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to William H. Caughran at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which Community Bancshares, Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(3) The description of the Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) eliminates personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the General Corporation Law of the State of Delaware (“DGCL”) relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

Section 145 of DGCL provides that under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation of the Company provides for indemnification of directors and officers of the Company to the fullest extent authorized by Section 145 of DGCL against, and, upon request, advancement of, expenses (including attorneys’ fees), judgments, penalties, fines and other amounts paid in settlement incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which any such person was or is a party or is threatened to be made a party. The Certificate of Incorporation prohibits the Company from indemnifying any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to secure a judgment in its favor against such director or officer with respect to any claim, issue, matter as to which the director or officer has been adjudged liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The indemnification provided for in the Certificate of Incorporation does not limit the Company’s ability to indemnify other persons for any such expenses. The advancement of expenses, as well as indemnification, pursuant to the Certificate of Incorporation of the Company is not exclusive of any other rights which persons seeking indemnification or advancement of expenses from the Company may have.

The Certificate of Incorporation also permits the Company to maintain an insurance policy pursuant to which its directors and officers are insured against certain liabilities that might arise out of their relationship with the Company as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blountsville, State of Alabama, on the 1st day of November 2005.

COMMUNITY BANCSHARES, INC.

By:	/s/ PATRICK M. FRAWLEY
Patrick M. Frawley
Chief Executive Officer, President and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kerri C. Kinney and William H. Caughran his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PATRICK M. FRAWLEY Patrick M. Frawley	Chief Executive Officer, President and Chairman (Principal Executive Officer)	November 1, 2005

/s/ KERRI C. KINNEY Kerri C. Kinney	Chief Financial Officer (Principal Financial Officer)	November 1, 2005

/s/ KENNETH K. CAMPBELL Kenneth K. Campbell	Director	November 1, 2005

/s/ GLYNN C. DEBTER Glynn C. Debter	Director	November 1, 2005

/s/ ROY B. JACKSON Roy B. Jackson	Director	November 1, 2005

/s/ JOHN J. LEWIS, JR. John J. Lewis, Jr.	Director	November 1, 2005

/s/ STACEY W. MANN Stacey W. Mann	Director	November 1, 2005

/s/ TERRY SANDERSON Terry Sanderson	Director	November 1, 2005

/s/ MICHAEL A. TARPLEY Michael A. Tarpley	Director	November 1, 2005

Philip J. Timyan	Director

/s/ JIMMIE A. TROTTER Jimmie A. Trotter	Director	November 1, 2005

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
5.1	Opinion of Alston & Bird LLP

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Carr, Riggs & Ingram, LLC

24.1	Power of Attorney (included in signature pages to this Registration Statement)